                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                                CARESIDE, INC.,

                          CARESIDE HEMATOLOGY, INC.,

                    TEXAS INTERNATIONAL LABORATORIES, INC.

                                 YVES LE BIHAN

                                      And

                              JEAN YVES LE BIHAN



                         Dated as of December 7, 1999

                               TABLE OF CONTENTS

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                                                                                                                Page
                                                                                                                ----
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ARTICLE 1 - THE MERGER AND RELATED MATTERS........................................................................1

      1.1.  The Merger............................................................................................1
      1.2.  Merger Consideration; Conversion of Stock.............................................................2
      1.3.  Surrender of Certificates.............................................................................2
      1.4.  Delivery of Merger Consideration......................................................................2
      1.5.  Certificate of Incorporation of the Surviving Corporation.............................................2
      1.6.  By-Laws of the Surviving Corporation..................................................................3
      1.7.  Directors and Officers of the Surviving Corporation...................................................3
      1.8.  Availability of Agreement.............................................................................3

ARTICLE 2 - CLOSING; DELIVERIES...................................................................................3

      2.1.  Closing...............................................................................................3
      2.2.  Deliveries of TIL and Shareholders....................................................................3
      2.3.  Deliveries of CSA and CSH.............................................................................4

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES........................................................................4

      3.1.  Representations and Warranties of TIL.................................................................4
      3.2.  Representations and Warranties of Shareholders.......................................................14
      3.3.  Representations and Warranties of CSA or CSH.........................................................15

ARTICLE 4 - LEGENDS ON STOCK CERTIFICATES........................................................................18

      4.1.  Stock Legends........................................................................................18

ARTICLE 5 - POST-CLOSING COVENANTS...............................................................................19

      5.1.  Further Assurances...................................................................................19
      5.2.  Intended Tax Treatment...............................................................................19
      5.3.  Payment of Franchise Taxes...........................................................................19
      5.4.  Ysebaert Contract....................................................................................19
      5.5.  Reservation of Rights................................................................................20
      5.6.  Public Announcements.................................................................................20

ARTICLE 6 - SURVIVAL; INDEMNIFICATION; EXPENSES..................................................................20

      6.1.  Indemnification by Shareholders......................................................................20
      6.2.  Indemnification by CSA...............................................................................21
      6.3.  Claim Procedures.....................................................................................21
      6.4.  Limitations..........................................................................................22


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      6.5.  Survival of Representations and Warranties...........................................................22
      6.6.  Exclusive Remedy.....................................................................................23

ARTICLE 7 - GENERAL..............................................................................................23

      7.1.  Notices..............................................................................................23
      7.2.  Entire Agreement.....................................................................................24
      7.3.  Binding Effect; Benefit; Assignment..................................................................24
      7.4.  Amendment and Modification...........................................................................24
      7.5.  Further Actions......................................................................................24
      7.6.  Headings.............................................................................................25
      7.7.  Counterparts; Exchange of Signature Pages by Telecopier..............................................25
      7.8.  Applicable Law.......................................................................................25
      7.9.  Severability.........................................................................................25

ARTICLE 8 - DEFINITIONS..........................................................................................25



EXHIBITS
--------

Exhibit A              -        Consulting and Non-Competition and Confidentiality Agreement
Exhibit B              -        Employment and Non-Competition and Confidentiality Agreement
Exhibit C              -        Registration Rights Agreement



SCHEDULES
--------

Schedule 1.2(b)        -        Additional Merger Consideration
Schedule 3.1(j)        -        Certain Changes and Events
Schedule 3.1(k)        -        Compliance with Laws
Schedule 3.1(l)        -        Material Contracts
Schedule 3.1(m)        -        Litigation
Schedule 3.1(r)        -        Intellectual Property
Schedule 3.1(s)        -        Insurance
Schedule 3.1(u)        -        Product Warranty

                         AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of December 7, 1999 ("Agreement"), by and among Careside, Inc., a Delaware corporation ("CSA"), Careside Hematology, Inc., a Delaware corporation and wholly owned subsidiary of CSA ("CSH"), Texas International Laboratories, Inc., a Texas corporation (the "TIL"), Yves Le Bihan ("YLB") and Jean Yves Le Bihan ("JYLB" and together with YLB the "Shareholders").

          WHEREAS, the respective Boards of Directors of CSA, CSH and TIL have approved the merger of TIL with and into CSH (the "Merger"), subject to the terms and conditions of this Agreement;

          WHEREAS, Shareholders own all of the outstanding shares of common stock, $1.00 par value per share, of TIL (the "TIL Common Stock"); and

          WHEREAS, the Board of Directors of TIL has directed that this Agreement be submitted, and has submitted this Agreement, to Shareholders for approval and adoption and the Shareholders have so approved and adopted it, as required by applicable law.

          NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:


                                   ARTICLE 1

                        THE MERGER AND RELATED MATTERS
                        ------------------------------

     1.1.  The Merger.
           ----------

          (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Article 2 hereof), (i) articles of merger (the "Texas Articles of Merger") shall be duly prepared, executed and acknowledged by CSA, CSH and TIL in accordance with the Texas Business Corporation Act (the "TXBCA") and (ii) a certificate of merger (the "Delaware Certificate of Merger") shall be duly prepared, executed and acknowledged by CSA, CSH and TIL in accordance with the Delaware General Corporation Law (the "DEGCL"), and each shall be filed on the Closing Date (as defined in Article 2 hereof). The Merger shall become effective upon the filing of the Texas Articles of Merger with the Secretary of State of the State of Texas and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the TXBCA and the DEGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

          (b) At the Effective Time, TIL shall be merged with and into CSH and the separate corporate existence of TIL shall cease, and CSH shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

          (c) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TXBCA and the DEGCL.

     1.2. Merger Consideration; Conversion of Stock. The Merger shall have the
          -----------------------------------------
effect set forth in this Section 1.2 on the shares of TIL Common Stock and the shares of capital stock of CSH, par value $0.01 per share (the "CSH Stock"):

          (a) As of the Effective Time of the Merger:

               (i) All of the TIL Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into the right to receive 521,739 shares of common stock (the "CSA Common Stock") of the CSA, par value $.01 per share (the "Merger
Consideration"). The Merger Consideration has been determined by dividing $3,000,000 by $5.75 (the "Share Value");

               (ii) Each share of CSH Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall remain outstanding following the Merger and shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time of the Merger.

          (b) Notwithstanding anything contained herein to the contrary, Shareholders shall be entitled to receive, as additional Merger Consideration, in respect of accounts receivable and items of inventory of TIL listed on
Schedule 1.2(b), the amounts set forth on Schedule 1.2(b).

     1.3. Surrender of Certificates. Shareholders shall deliver to CSA at the
          -------------------------
Closing the certificates representing the TIL Common Stock, duly endorsed in blank by Shareholders, or accompanied by blank stock powers. Shareholders agrees promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to the TIL Common Stock or with respect to the stock powers accompanying any TIL Common Stock.


     1.4. Delivery of Merger Consideration. At the Closing, CSA shall deliver to
          --------------------------------
Shareholders a copy of an irrevocable letter directing CSA's transfer agent to deliver certificates representing the CSA Common Stock that constitutes the Merger Consideration to Shareholders.


     1.5. Certificate of Incorporation of the Surviving Corporation. The
          ---------------------------------------------------------
Certificate of Incorporation of CSH, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law. No amendment to the Certificate of Incorporation of CSH is to be effected by the Merger.


     1.6. By-Laws of the Surviving Corporation. The By-Laws of CSH, as in effect
          ------------------------------------
immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein or by law.

     1.7. Directors and Officers of the Surviving Corporation. The persons
          ---------------------------------------------------
serving, immediately prior to the Effective Time, as the directors and officers of CSH will continue to hold such positions following the Effective Time and until the next annual Shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified.


     1.8. Availability of Agreement. An executed copy of this Agreement will be
          -------------------------
on file at the principal place of business of the Surviving Corporation at 6100 Bristol Parkway, Culver City, CA 90320, immediately following the Closing Date. A copy of this Agreement will be furnished by the Surviving Corporation to any past or present shareholder of TIL, CSA, or CSH, on written request and without cost.



                                   ARTICLE 2

                              CLOSING; DELIVERIES
                              -------------------


     2.1. Closing. The consummation of the Merger and delivery of the Merger
          -------
Consideration (the "Closing") shall take place at the offices of TIL located at 100 East Nasa Road, Suite 206, Webster, Texas at 10 A.M., local time (the "Closing Date").


     2.2. Deliveries of TIL and Shareholders. At Closing TIL, or one or both of
          ----------------------------------
the Shareholders, as applicable, shall deliver to CSA and CSH:


          (a) a Consulting and Non-Competition and Confidentiality Agreement by and between YLB and CSH (the "Consulting Agreement"), substantially in the form attached to this Agreement as Exhibit A;

          (b) an Employment and Non-Competition and Confidentiality Agreement by and between JYLB and CSH (the "Employment Agreement"), substantially in the form attached to this Agreement as Exhibit B;

          (c) a Registration Rights Agreement by and between CSA and Shareholders, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement");]

          (d) the Books and Records of TIL;

          (e) stock certificates representing all of the shares of TIL Common Stock that are issued and outstanding with appropriate stock powers attached;

          (f) duly executed documentation providing access to all bank, investment and other accounts to only those persons designated by CSA or CSH; and

          (g) Required Consents.

     2.3. Deliveries of CSA and CSH. At Closing, CSA or CSH, as applicable,
          -------------------------
shall deliver to one or both of the Shareholders, as applicable:


          (a)  the Consulting Agreement;

          (b)  the Employment Agreement;

          (c)  the Registration Rights Agreement;

          (d) a copy of an irrevocable letter from CSA addressed to CSA's transfer agent directing the issuance of, and delivery of stock certificates evidencing, the CSA Common Stock representing the Merger Consideration; and

          (e)  the Paulson Investment Consent (as hereinafter defined).


                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     3.1. Representations and Warranties of TIL. TIL represents and warrants
          -------------------------------------
to and for the benefit of CSA and CSH as follows (whenever a representation and warranty is made "to the knowledge of TIL", or words of similar effect, such representation and warranty shall be deemed to have been made based on the actual knowledge of TIL, which shall, for such purpose include the actual knowledge of each of the Shareholders):


          (a)  Due Organization, Good Standing and Corporate Power.  TIL is a
               ---------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and TIL has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. TIL is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by its makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on TIL. True and complete copies of TIL's charter, bylaws and Books and Records have been delivered to or made available to CSA and CSH prior to the Closing. TIL does not own any equity interest in any other Person.

          (b)  Authorization and Validity of Agreement.  TIL has full corporate
               ---------------------------------------
power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by TIL of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and have been approved by Shareholders, and no other corporate action on the part of TIL is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by TIL and constitutes the valid and binding obligation of TIL, enforceable against

TIL in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c)  Capitalization.
               --------------

               (i) The authorized capital stock of TIL consists of 400,000 shares of common stock, of which 2,500 shares of common stock are issued and outstanding, of which 1,667 shares are owned by YLB and 833 shares are owned by JYLB. All issued and outstanding shares are owned of record and beneficially by Shareholders, free and clear of all liens, encumbrances, options or claims whatsoever. All issued and outstanding shares of TIL Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the TIL Common Stock, pursuant to which TIL is or may become obligated to issue shares of TIL Common Stock, any other shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of TIL. TIL does not hold any shares of capital stock in its treasury or otherwise, and no shares of TIL Common Stock are reserved for issuance.

          (d)  Consents and Approvals; No Violations.  To TIL's knowledge,
               -------------------------------------
assuming (i) the filing of the Texas Articles of Merger and the Delaware Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the States of Texas and Delaware are made, the execution and delivery of this Agreement by TIL and the consummation by TIL of the transactions contemplated hereby will not:

               (i) violate any provision of the charter documents or the by-laws of TIL;

               (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to TIL or by which any of its properties or assets may be bound;

               (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or

               (iv) result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of TIL under, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which TIL is a party, or by which it or any of its properties or assets may be bound.

          (e) Company Financial Statements.  TIL delivered to CSA and CSH true
              ----------------------------
and correct copies of the following financial statements relating to its business (collectively, the "Financial Statements"): (i) balance sheets of TIL as of December 31, 1996, 1997, and 1998; (ii) statements of operations and cash flows for each of the years then ended; and (iii) balance sheets for the periods ended March 31, 1999, June 30, 1999 and November 30, 1999 and related statements of operations for the periods then ended (the "Interim Financial Statements"). The Financial Statements are in accordance with the applicable Books and Records of TIL (which Books and Records are true and complete) and have been prepared in accordance with GAAP, consistently applied during the relevant periods and, when read together with the notes thereto, present fairly the financial condition and the results of operations of TIL as at and for the respective periods ended on such dates.

          (f) Absence of Undisclosed Liabilities.  Except as set forth in the
              ----------------------------------
balance sheet statement attached hereto as Schedule 3.1(f) (the "Most Recent Balance Sheet"), TIL does not have any outstanding claims against it, liabilities or indebtedness, contingent or otherwise. To TIL's knowledge, there is no reasonable basis for the assertion against TIL of any liability of any nature or in any amount not fully reflected or reserved against in the Most Recent Balance Sheet or expressly disclosed by this Agreement. The adjusted tax basis and the fair market value of the assets of TIL exceed the liabilities of TIL as of the date hereof.

          (g) Accounts Receivable.  The accounts receivable of TIL as reflected
              -------------------
in the Most Recent Balance Sheet, to the extent uncollected on the Closing Date, are bona fide receivables, were acquired in the ordinary course of business, and to TIL's knowledge, are collectible (net of reserves set forth on the Most Recent Balance Sheet, which reserves were adequate and in an amount consistent with TIL's historical accounting policies). To TIL's knowledge, the accounts receivable of TIL reflected in the Most Recent Balance Sheet represent monies due for goods sold and delivered or services rendered, and are subject to no refunds, discounts, rebates or other adjustments (except discounts for prompt payment given in the ordinary course of business) and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof. TIL has never factored any of its accounts receivable.

          (h) Inventories.  To TIL's knowledge, the inventories of TIL consist
              -----------
of items which are good and merchantable, and are of a quality and quantity presently usable or salable in the ordinary course of business, subject to such amount of the reserves applicable thereto as are on the Most Recent Balance Sheet.

          (i) Title to Properties; Encumbrances.  To TIL's knowledge, TIL has
              ---------------------------------
good, valid and marketable title to all its tangible properties and assets (real and personal), including, without limitation, all the tangible properties and assets reflected in the Most Recent Balance Sheet, except as indicated in the notes thereto and except for tangible properties and assets reflected in the Most Recent Balance Sheet which have, since the date thereof, been sold or otherwise disposed of in the ordinary course of business consistent with past practices. TIL does not own any real estate. To TIL's knowledge, all of its tangible properties and assets are subject to no encumbrance, lien, charge or other restriction of any kind or character, except for

               (i) liens reflected in the Most Recent Balance Sheet,

               (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by TIL in the operation of its respective business,

               (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

               (iv) that certain lease entered into by and between TIL and Weingarten Realty Investors, dated December 31, 1997, which to TIL's knowledge is the only operating or capital lease to which TIL is a party.

          (j)  Absence of Certain Changes and Events.  Since November 30, 1999,
               -------------------------------------
to TIL's knowledge,

               (i) there has not been any change in TIL which has resulted or could reasonably be expected to result in a Material Adverse Effect on TIL;

               (ii) the business of TIL has been conducted in the ordinary course consistent with past practices;

               (iii) except in the ordinary course of business, TIL has not incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement;

               (iv) TIL has not made any change in or amendment to its charter documents or by-laws;

               (v) TIL has not issued or sold any capital stock or other securities of any kind;

               (vi) TIL has not declared, paid or set aside for payment any dividend or other distribution (payable in cash, securities or other property) in respect of its capital stock or other securities;

               (vii) TIL has not split, combined, reclassified, redeemed, purchased or otherwise acquired any capital stock or other securities of TIL;

               (viii) TIL has not disposed of any assets except for (i) inventory sold or cash applied in the ordinary course of business consistent with past practices and (ii) a Gruman "Tiger" (N27175) airplane; and (iii) as disclosed in Schedule 3.1(j);

               (ix)   TIL has not agreed to the settlement of any litigation; or

               (x) TIL has not agreed, in writing or otherwise, to take any of the foregoing actions.

          (k)  Compliance with Laws.  TIL is in compliance in all material
               --------------------
respects and has at all times complied in all material respects, with all applicable laws, regulations, orders, judgments and decrees. Without limiting the generality of the foregoing,

               (i) TIL has complied in all material respects with each, and, to the knowledge of Shareholders, is not currently in material violation of any, federal, state or local law, statute, regulation, permit provision or ordinance, relating to the generation, handling, storage, transportation, treatment or disposal of chemicals, toxic substances, solid wastes, hazardous wastes and hazardous substances (the "Environmental Laws");

               (ii) TIL has obtained and complied with all necessary permits and other approvals, including interim status under the Resource Conservation and Recovery Act, as amended ("RCRA"), necessary to store, treat, dispose of and otherwise handle hazardous wastes and hazardous substances and have reported, to the extent required by any Environmental Laws, all past and present sites owned, leased or operated by TIL where hazardous wastes or hazardous substances, if any, have been treated, stored or disposed; and

               (iii) to the knowledge of TIL, except as set forth on Schedule 3.1(k), there are no locations at any sites currently or previously owned, leased or operated by TIL where hazardous wastes or hazardous substances have
(a) been generated, which could give rise to any liability for TIL; or (b) entered into the soil, surface water or groundwater. Schedule 3.1(k) lists the following insofar as they affect or relate to any sites owned, leased or operated by TIL:

                     (1) All federal, state, and local permits relating to hazardous wastes or hazardous substances held by TIL;

                     (2) All variances, notices of violation, compliance orders or judgments against TIL involving any environmental matters;

                     (3) Any locations at any sites currently or previously owned, leased or operated by TIL where, to the knowledge of TIL, hazardous wastes or hazardous substances have been generated, handled, stored, treated or disposed; and

                     (4) All notices given by TIL to any governmental agency or authority about discoveries of problems associated with hazardous wastes and hazardous substances at any sites currently or previously owned, leased or operated by TIL.

          For purposes of this Section 3.1(k), the term "hazardous wastes" shall have the meaning given to such term in RCRA and the regulations promulgated thereunder, and the term "hazardous substance" shall have the meaning given to such term in the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Clean Water Act and the regulations promulgated thereunder.


          (l)  Material Contracts. Schedule 3.1(l) hereof contains a list of all
               ------------------
Contracts (as defined below) of the following types to which TIL currently is a party and which is a party as of the Closing Date:

          (i) each contract of employment of any officer, employee or consultant or with any labor union or association;

          (ii) each contract or series of related contracts involving payments either individually or in the aggregate in excess of $25,000 in or pursuant to which any person who is or was an officer, director, stockholder or employee of TIL has a material interest;

          (iii) each contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business;

          (iv) each contract continuing for a period of more than one year from its date involving payments in excess of $25,000 in any year or $25,000 in the aggregate;

          (v)   each contract for charitable contributions in excess of $1,000;

          (vi) each contract for the sale and/or installation of any equipment where the purchase price for such equipment is more than $25,000, and each contract for equipment maintenance involving total payments of more than $25,000, including each contract for the sale and/or installation of any equipment where such sale and/or installation has been completed but TIL has a continuing obligation, contingent or otherwise;

          (vii) each contract for capital expenditures or for the purchase of materials, supplies, equipment or services involving payments in excess of $25,000;

          (viii)each license or royalty agreement (other than standard software manufacturer's licenses included in the packaged software sold by TIL or under which TIL's use of software in its own business operations is licensed);

          (ix) each distribution, dealer, reseller, manufacturer's representative, sales agency or franchise agreement;

          (x) each contract relating to advertising, promotion or public relations, or with any contractor or subcontractor, not terminable without penalty by TIL or such subsidiary on 30 days' or less notice;

          (xi) each contract with any government or agency or instrumentality thereof;

          (xii) each option to purchase any of TIL's assets, properties or rights;

          (xiii)each agreement under which price discounts have been granted to customers other than in the ordinary course of business;

          (xiv) each contract with respect to the discharge or removal of effluent, hazardous wastes or pollutants of any nature;

               (xv) any other contract or series of related contracts involving payments in the aggregate of more than $25,000;

               (xvi) each contract containing covenants not to compete in any business or geographical area or not to use or disclose any information in the possession of TIL;

               (xvii) all contracts for the leasing or rental of real or personal property with annual rental payments in excess of $5,000.00); and

               (xviii)any other contract not made in the ordinary course of business.

"Contract" shall mean any written or oral contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, franchise, note, bond, lien, instrument, plan, permit or license. TIL has delivered to CSA true and correct copies of each written document listed in Schedule 3.1(l) and a written description of each material oral arrangement so listed.

          To TIL's knowledge, all such Contracts are valid, enforceable in accordance with their terms and in full force and effect, and, to the knowledge of TIL, TIL is not in default thereunder. TIL has not received notice that any party to any such contract intends to cancel or terminate such contract.

          (m)  Litigation.  Except as disclosed in Schedule 3.1(m) hereof, there
               ----------
is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of TIL, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of TIL, threatened, against or affecting TIL, or any of its properties or rights. There are no such suits, actions, claims, proceedings or investigations pending of which TIL has received notice, nor, to the knowledge of TIL, is any thereof threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. TIL is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

          (n)  Employee Benefit Plans.
               ----------------------

               (i) To TIL's knowledge, there exists no pension, profit-sharing, stock bonus, stock option, phantom stock, stock purchase, restricted stock, bonus, incentive or deferred compensation, severance, or other employee benefit plan, program, arrangement, agreement or policy of any kind, whether written or unwritten, that the TIL sponsors, maintains, contributes to, is obligated to contribute to, is a party to or is otherwise bound, or with respect to which the TIL may have any liability.

               (ii) To TIL's knowledge, TIL does not sponsor, maintain or contribute to, has not in the past sponsored, maintained or contributed to, and has no liabilities with respect to, any defined benefit pension plan subject to Title IV of ERISA or any "multiemployer plan" (as defined in Section 3(37) of ERISA).

               (iii) To TIL's knowledge, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment in the nature of compensation that would be a "parachute payment" as that term is defined in Section 280G(b)(2) of the Code.

          (o)  Employment Relations and Agreements.  To TIL's knowledge, (i) TIL
               -----------------------------------
is in compliance and has at all times complied in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against TIL is pending before the National Labor Relations Board;
(iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of TIL, threatened against or involving TIL; (iv) no representation question exists respecting the employees of TIL; (v) no grievance which might have a Material Adverse Effect on TIL taken as a whole or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by TIL; (vii) TIL has not experienced any material labor difficulty; and (viii) no "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act has occurred with respect to TIL. To the knowledge of TIL, there has not been, and, there is no reason to anticipate, any change in relations with employees of TIL as a result of the transactions contemplated by this Agreement which could have a Material Adverse Effect on TIL. Except as disclosed in this Agreement, TIL has no knowledge of any employment, consulting, severance or indemnification agreements between TIL and any director, officer, employee or agent of TIL or any agreement that would give any person or entity the right to receive any payment from TIL as a result of the Merger. Except as disclosed in this Agreement, TIL has no knowledge of any limitation on the Surviving Corporation's right to discharge any employee of TIL following the Closing or which would entitle any such discharged employee to receive compensation from CSH on account of such discharge except for federal or state laws restricting discharge on account of race, religion, country of origin, sex, sexual orientation, age, disability.

          (p)  Relations with Certain Vendors.  To TIL's knowledge, TIL has
               ------------------------------
maintained and currently has, good working relationships with each of its manufacturers, vendors and suppliers, and none of the manufacturers, vendors or suppliers has brought, taken or threatened to bring or take any action or proceeding or adverse act or position against TIL. To TIL's knowledge, TIL's relations with its vendors and suppliers will not be adversely affected by the consummation of the Merger.

          (q)  Taxes.  For any period ending on or before the Closing Date:
               -----

               (i) TIL is a calendar year taxpayer for federal, state and local income tax purposes and has duly and timely filed with any federal, state or local governmental taxing authority, body or agency, all federal, state, and local tax returns, declarations, reports, estimates, information returns and statements for all taxable periods through December 31, 1998 (collectively, "Returns") and all such Returns are true, correct and complete and all Taxes (as hereinafter defined) shown due thereon have been paid. To TIL's knowledge, all foreign Returns which it is required to file have been duly and timely filed, are true and correct and all Taxes shown due thereon have been paid. TIL has satisfied all required federal, state and local, and to TIL's knowledge all foreign, estimated income Tax filings and payments in respect of calendar year 1999. All federal, state and local income Taxes, and to TIL's knowledge all foreign income Taxes, not yet due and payable have been withheld or reserved for or, to the extent that they relate to periods on or prior to the date of the Most Recent Balance Sheet, are reflected as a liability on the Most Recent Balance Sheet.

               (ii) TIL has properly withheld all amounts required by law to be withheld for income Taxes and unemployment Taxes including without limitation, with respect to social security and unemployment compensation, relating to its employees, and has properly remitted all withheld amounts required to be remitted to the appropriate taxing authority, agency or body.

               (iii) To TIL's knowledge, TIL has satisfied all filing and payment requirements in respect of all other Taxes.

               (iv) The Returns filed by TIL have never been audited by any federal, state, local or foreign taxing authority with respect to any item or income, loss, deduction or credit attributable to the operations of TIL. TIL has received no notice of an intent to audit TIL's Returns from any governmental authority.

               (v) TIL has received no notice from any federal, state, local or foreign taxing authority that there is any deficiency for any Taxes attributable to TIL's operations.

               (vi) There are no liens for Taxes upon any assets of TIL other than property tax liens for property taxes not yet due or delinquent.

               (vii) TIL is not a party to any agreement providing for the allocation or sharing of Taxes.

               (viii)TIL has not agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code for any period ending after the Closing Date by reason of a change in accounting method or otherwise.

               (ix) None of the assets of TIL is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

               (x) TIL is not a party to any venture, partnership, contract or arrangement under which it could be treated as a partner, for federal income tax purposes.

               (xi) TIL has no permanent establishment located in any tax jurisdiction other than the United States and is not liable for the payment of taxes levied by any such jurisdiction located outside the United States.

               (xii) TIL is not an "investment company" within the meaning of
Section 368(a)(2)(F)(iii) and (iv) of the Code.

               (xiii)For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon TIL or any of its properties.

          (r)  Intellectual Properties.  To TIL's knowledge, TIL owns or has the
               -----------------------
right to use (on a royalty-free basis) all domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, trade secrets and other confidential proprietary information (collectively the "Intellectual Property") necessary to the operation of its business. Schedule 3.1(r) hereof contains an accurate and complete list of all Intellectual Property which is, to TIL's knowledge, necessary to the operation of the business of TIL. Unless otherwise indicated in Schedule 3.1(r), TIL owns the entire right, title and interest in and to the Intellectual Property listed in Schedule 3.1(r) used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property which is owned by TIL has been, to the extent indicated in Schedule 3.1(r), duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign as are indicated in Schedule 3.1(r), and such registrations, filings and issuances remain in full force and effect. Except as stated in Schedule 3.1(r), there are no pending or, to the knowledge of TIL, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. Schedule 3.1(r) lists all notices or claims received by TIL during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by TIL of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in Schedule 3.1(r), there is, to the knowledge of TIL, no reasonable basis upon which a claim may be asserted against TIL, for infringement, contributory infringement, inducement to infringe, misappropriation or breach of any domestic or foreign patents, patent applications, patent licenses, know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the knowledge of TIL, no person or entity is infringing the Intellectual Property.

          (s)  Insurance.  TIL has not carried any insurance insuring against
               ---------
product liability, general liability or otherwise.

          (t)  Statements and Other Documents Not Misleading.  Neither this
               ---------------------------------------------
Agreement, including all Schedules, nor the Collateral Documents furnished by TIL in connection with the transactions contemplated hereby, contains any untrue statement of any material fact or omits to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to TIL which may have a Material Adverse Effect on TIL which has not been set forth in this Agreement or the Schedules.

          (u)  Product Warranty.  To TIL's knowledge, products sold by TIL prior
               ----------------
to Closing have been free of product defect. TIL has not received any notices of any warranty claims. To TIL's knowledge, except for reserves for warranty liabilities specifically set forth on the Most Recent Balance Sheet, there are no: (i) liabilities of TIL, fixed or contingent, asserted or unasserted, with respect to any product liability or any similar claim that relates to any product manufactured or sold by TIL to others; or (ii) liabilities of TIL, fixed or contingent, asserted or unasserted, with respect to any claim for the breach of any express or implied product warranty or any similar claim with respect to any product manufactured or sold by TIL to third parties. Schedule 3.1(u) sets forth the standard warranty obligations made by TIL in the ordinary course of business to purchasers of its products.

     3.2. Representations and Warranties of Shareholders. Each of the
          ----------------------------------------------
Shareholders represents and warrants to and for the benefit of CSA and CSH as follows (whenever a representation and warranty is made "to the knowledge of Shareholders", such representation and warranty shall be deemed to have been made based on the actual knowledge of one or both of the Shareholders, as applicable):


          (a)  he is a resident of the State of Texas;

          (b) he has the power and authority to enter into this Agreement and the other documents, agreements and instruments to be executed and delivered and performed in connection with this Agreement, (the "Collateral Documents") executed by him; such documents have been duly executed and delivered by him and constitute his valid and binding obligation, enforceable against him in accordance with their terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles;

          (c) his execution and performance of the Collateral Documents to which he is a party will not violate any other contract to which he is a party or is otherwise bound;

          (d) he has full power and authority to vote his shares of TIL Common Stock and make, enter into and carry out the terms of this Agreement, has not granted the right to vote such shares to any other person or entity during the term of this Agreement, will not, and will not permit any entity under his control to, deposit any of his shares in a voting trust or subject any of such shares to any arrangement or agreement with respect to the voting of such shares, other than as provided in this Agreement;

          (e) he is acquiring the shares of CSA Common Stock pursuant to the Merger solely for his own account, for investment purposes, and pursuant to an exemption from the registration requirements under applicable federal and state securities laws;

          (f) he is aware that such shares of CSA Common Stock have not been registered with federal or state securities regulatory agencies in reliance upon exemptions from the registration requirements under applicable federal and state laws;

          (g) he acknowledges and agrees that such shares of CSA Common Stock may not be sold, pledged, hypothecated or otherwise transferred or disposed of without registration under federal and applicable state securities laws or exemption therefrom;

          (h) he agrees that the certificates representing such shares of CSA Common Stock may be inscribed with a legend to reflect the foregoing restrictions on transferability as further described in Article 4 hereof;

          (i) because of the restrictions on the transferability of such shares of CSA Common Stock, he acknowledges that he may be required to bear the economic risk of holding such shares for an indefinite period of time; (viii) he has received and reviewed copies of the Commission Filings (as defined in Section 3.3(f) hereof) (and the exhibits thereto) prepared by CSA;

          (j) he and his advisers (if any) have been afforded the opportunity to ask such questions and obtain such additional information concerning CSA and its business and affairs as he and any such advisers have considered necessary to enable them to understand the nature of his investment in the shares of CSA Common Stock issuable pursuant to the Merger and to verify the accuracy of information obtained by them from CSA; and

          (k) none of the shares of CSA Common Stock issuable to him in the Merger will, immediately following the Effective Time, be subject to a "put" or "call" option.

     3.3. Representations and Warranties of CSA or CSH. CSA or CSH represents
          --------------------------------------------
and warrants to and for the benefit of TIL and Shareholders as follows:


          (a)  Due Organization; Good Standing and Corporate Power.  Each of CSA
               ---------------------------------------------------
or CSH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified under all applicable laws to carry on its business in the manner now conducted. Each of CSA and CSH has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. True and complete copies of the minute books of CSA and CSH have been made available to Shareholder.

          (b)  Authorization and Validity of Agreement.  Each of CSA and CSH has
               ---------------------------------------
full corporate power and authority to execute and deliver this Agreement and the Collateral Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Collateral Documents by each of CSA and CSH and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of Directors of each of CSA and CSH. No other corporate action on the part of each of CSA and CSH is necessary to authorize the execution, delivery and performance by each of CSA and CSH of this Agreement and the Collateral Documents and the consummation by each of CSA and CSH of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of CSA and CSH and is a valid and binding obligation of each of CSA and CSH, enforceable against each of CSA and CSH in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c)  Capitalization of CSA.  The authorized capital stock of CSA
               ---------------------
consists of 50,000,000 authorized shares of CSA Common Stock and 5,000,000 shares of Series A Convertible Preferred Stock, $.01 par value per share ("Preferred Stock"). As of the date of this Agreement, 162,914 shares of Preferred Stock are issued and outstanding and 7,084,340 shares of CSA Common Stock are issued and outstanding, all of which have been validly issued and are fully paid and nonassessable. As of the date of this Agreement, no shares of CSA Common Stock are held in the treasury of CSA or by its subsidiaries and 5,020,182 shares of CSA Common Stock have been reserved for issuance upon exercise of outstanding options and warrants and conversion of outstanding convertible securities.

          (d)  Validity of Shares to be Issued.  The shares of CSA Common Stock
               -------------------------------
to be issued by CSA in the Merger pursuant to Article 1 hereof have been duly authorized and, when issued by CSA in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and not subject to preemptive rights of any past or present shareholders of CSA. CSA is not aware of any current fact or circumstance which would make CSA unable to comply with its obligations under the Registration Rights Agreement to effect a registration of the shares of CSA Common Stock received as the Merger Consideration.

          (e)  Consents and Approvals.  Assuming (i) the requirements of this
               ----------------------
Agreement are met, and (ii) the filing of the Texas Articles of Merger and the Delaware Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the States of Texas and Delaware are made, the execution and delivery of this Agreement by CSA and CSH and the consummation by CSA and CSH of the transactions contemplated hereby will not:

               (i) violate any provision of the charter documents or by-laws of CSA or CSH;

               (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to CSA or CSH or by which any of their properties or assets may be bound;

               (iii)require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than the filing of a Form D with the Commission and any necessary state "blue-sky" filings; or

          (iv) except for the consent of Paulson Investment Company, Inc. (the "Paulson Investment Consent") under the terms of an underwriting agreement by and among CSA and Paulson Investment Company, Inc, Millennium Financial Group, Inc and marion bass securities corporation, as representatives of the several underwriters listed therein, dated June 15, 1999, result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CSA or CSH under, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which CSA or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound.

          (f)  Reports and Financial Statements.  Since June 16, 1999, CSA has
               --------------------------------
filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (the "Commission Filings"), and all Commission Filings have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder and have not contained any untrue statement of material fact required to be stated therein or necessary in order to make the statements made therein, in light of circumstances under which they were made, not misleading.


          (g)  Absence of Certain Changes and Events.  Except as expressly
               -------------------------------------
disclosed in the Commission Filings, since September 30, 1999, there has not been any change in CSA or CSH which results or could reasonably be expected to result in a Material Adverse Effect on CSA or CSH.

          (h)  Broker's or Finder's Fee. No agent, broker, person or firm acting
               ------------------------
on behalf of CSA or CSH shall, by reason of the transactions contemplated hereby, be or become entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.

          (i)  Statements and Other Documents Not Misleading.  Neither this
               ---------------------------------------------
Agreement, including all Schedules, nor any Collateral Document furnished by CSA or CSH to TIL in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to CSA or CSH which may have a Material Adverse Effect on CSA or CSH which has not been set forth in this Agreement, the Schedules hereto or the Commission Filings.

          (j)  Ownership of CSH; No Prior Activities.  CSH is a direct, wholly-
               -------------------------------------
owned subsidiary of the CSA and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, CSH has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person which could adversely effect the ability of the CSA to consummate the transactions contemplated hereby.

          (k)  Tax-Free Reorganization.  Prior to the Merger, CSA will be in
               -----------------------
control of CSH within the meaning of Section 368(c) of the Code. CSA has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in CSA losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code. In addition, CSA has no plan or intention to (w) reacquire any of its stock issued in the Merger or to liquidate CSH; (x) merge CSH with or into another corporation, (y) sell or otherwise dispose of the stock of CSH except for transfers of stock to another corporation controlled by CSA; or (z) cause CSH to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by CSA. CSA does not own, nor has it owned during the past five years, any shares of the stock of TIL. Each of CSA and CSH is undertaking the Merger for a bona fide business purpose. As of the Closing Date, the fair market value of the assets of CSH will exceed the sum of CSH's liabilities plus the amount of other liabilities, if any, to which CSH's assets are subject.

          (l)  Investment Company.  Neither CSA nor CSH is an investment company
               ------------------
as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


                                   ARTICLE 4

                         LEGENDS ON STOCK CERTIFICATES

     4.1. Stock Legends. Each of the Shareholders acknowledges that the shares
          -------------
of CSA Common Stock to be delivered to Shareholder pursuant to this Agreement have not been registered under the Securities Act or any state securities laws, and therefore may not be resold without compliance with the Securities Act. Each of the Shareholders covenants, warrants and represents that none of the shares of CSA Common Stock issued to him will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act, the rules and regulations of the Commission and applicable state securities laws. All of the share certificates of CSA Common Stock shall bear the following legend in addition to any other legends required under this Agreement:


          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE
          NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
          1933, AS AMENDED (THE "SECURITIES ACT") OR ANY
          STATE SECURITIES OR BLUE SKY LAWS.  SUCH SHARES
          HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE
          SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN
          THE ABSENCE OF AN EFFECTIVE

          REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.


                                   ARTICLE 5

                            POST-CLOSING COVENANTS


     5.1. Further Assurances. TIL, Shareholder, CSA and CSH each will, following
          ------------------
any party's request therefor, execute and deliver such further instruments of conveyance and transfer and take such other action as such party may reasonably may request to consummate the transactions contemplated herein.


     5.2. Intended Tax Treatment. CSA, CSH, TIL and Shareholder are entering
          ----------------------
into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and no party will take any actions that disqualify the Merger for such treatment. Following the Closing, CSA's intention is that the Surviving Corporation will continue the historic business of TIL or use a significant portion of the historic business assets of TIL in a business, all as required to satisfy the "continuity of business enterprise" requirement under Section 368 of the Code.


     5.3. Payment of Franchise Taxes. From and after the Closing, CSH
          --------------------------
acknowledges that is shall be responsible for the payment to the State of Texas of fees and franchise taxes due by TIL or CSH and shall be obligated to pay such fees and franchise taxes if the same are not timely paid.


     5.4. Ysebaert Contract. Notwithstanding anything contained herein to the
          -----------------
contrary, CSA and CSH do hereby agree that a condition precedent to their execution of this Agreement was that TIL obtain an addendum to that certain manufacturing contract ("Manufacturing Contract") between TIL and Ysebaert, S.A. ("Ysebaert"). Pursuant to such condition precedent, the addendum to the Manufacturing Contract (the "Addendum") was executed effective as of November 5, 1999, by both Ysebaert and TIL (the Manufacturing Agreement, as amended by the Addendum, hereinafter referred to as the "Ysebaert Contract"). CSA and CSH hereby agree and represent that pursuant to the terms and provisions of the Ysebaert Contract, upon the consummation of the Merger, CSA and/or CSH shall be entitled to all rights of TIL under the Ysebaert Contract and shall be liable for all duties and obligations of TIL under the Ysebaert Contract including, but not limited to the obligation of the purchase of Four Hundred Fifty (450) Hematil-2000 analyzers from Ysebaert, as reduced by sales thereunder prior to Closing.


     In addition to the indemnities by CSA and CSH to the TIL Indemnitees set forth in Section 6.2 hereof, CSA and CSH hereby agree to hold harmless the TIL Indemnitees, their heirs, beneficiaries and successors, from and against any Costs incurred in respect of any claim or proceeding initiated after the Closing (whether or not based on facts and circumstances arising before, on or after the Closing Date) which is premised upon any activity under the Ysebaert Contract constituting an infringement of the intellectual property rights of others.

     5.5. Reservation of Rights. Nothing in Sections 5.3 or 5.4 hereof shall
          ---------------------
preclude CSH or CSA from exercising any or all of its rights under Article 6 hereof in respect of a breach of a representation or warranty.

     5.6. Public Announcements. Unless required by applicable law, TIL will not
          --------------------
issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party.



                                   ARTICLE 6

                      SURVIVAL; INDEMNIFICATION; EXPENSES
                      -----------------------------------

     6.1. Indemnification by Shareholders. Shareholders shall defend,
          -------------------------------
indemnify and hold harmless CSA, CSH and their respective affiliates, officers, directors, employees and controlling persons (the "CSA Indemnitees") from any liability, damage, deficiency, loss, taxes, interest (including interest on claims), penalty, judgments, assessments, cost or expense, including reasonable attorneys fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation, where applicable measured net of any corresponding insurance recovery (being hereafter collectively referred to in this Article 6 as "Costs"), arising from or attributable to any error, misstatement, omission or inaccuracy in or breach of any representation or warranty contained in Article 3 of this Agreement or in any Schedule, Exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto.

     6.2. Indemnification by CSA and CSH. CSA and CSH shall defend, indemnify
          ------------------------------
and hold harmless Shareholders (the "TIL Indemnitees") from Costs arising from or attributable to any error, misstatement, omission or inaccuracy in, or breach of, any representation, warranty or covenant made by CSA or CSH in Article 3 hereof or in any certificate, agreement, instrument, or other document entered into or delivered pursuant hereto.

     6.3. Claim Procedures.
          ----------------

          (a) An indemnified party hereunder shall promptly give notice ("Notice of Claim") to the indemnifying party after obtaining knowledge of any claim or other item against the indemnified party as to which recovery may be sought against the indemnifying party because of the covenants of indemnity set forth above. If such indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from such claim. If the indemnifying party assumes the defense of the claim, matter or litigation at issue, each indemnified party shall have the right to employ separate counsel in such claim, matter or litigation and to participate in the defense or conduct thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party unless

               (i) the indemnifying party shall have failed, within a reasonable time after having been notified by the indemnified party of the existence of such claim, matter or litigation as provided in the preceding sentence, to assume the defense of such claim,

               (ii) the employment of such counsel has been specifically authorized in writing by the indemnifying party,

               (iii)the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party and such indemnified party shall have been advised in writing by such counsel that there may be conflicting interests between the indemnifying party and the indemnified party in the legal defense thereof and, in such event, legal counsel selected by the indemnifying party shall be required to cooperate fully with legal counsel selected by the indemnified party relating to such defense,

               (iv) the relief sought exceeds the indemnifying parties' maximum indemnification obligations under Section 6.4, or

               (v) equitable relief is being sought against any of the indemnified parties.

          (b) If the indemnifying party assumes the defense of the particular claim or litigation, neither the indemnifying party nor the indemnified party shall, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement, except with the written consent of the other party, which consent shall not be unreasonably withheld. In addition, the indemnifying party shall not enter into any settlement of any litigated claim (except with the written consent of the indemnified party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a full release from all liability in respect of such claim or litigation.

          (c) Failure by the indemnifying party to notify the indemnified party of its election to defend any such claim or litigation by a third party within fifteen (15) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or litigation. If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim of litigation on such terms as it may deem appropriate without prejudicing its rights against the indemnifying party provided for herein.

          (d) Nothing contained herein shall be construed to give any insurance carrier a right of subrogation for claims paid except as such right would otherwise exist in the absence of this Article 6.

          (e) Further, for purposes of this Section, notification from the Internal Revenue Service of an intended audit of TIL's tax returns for any period prior to Closing Date shall be considered notice of a claim as to which CSA shall promptly notify Shareholders. Shareholders shall pay for and have complete control of and discretion in defending and/or settling the audit, and all liabilities incurred by way of defense and settlement of the audit and claims arising thereunder shall be paid by Shareholders.

     6.4. Limitations. Neither the CSA Indemnitees nor TIL Indemnitees shall be
          -----------
entitled to recover any Costs under this Agreement until the aggregate amount of the Costs suffered by the CSA Indemnitees or TIL Indemnitees (as the case may be) shall exceed $10,000 (the "Minimum Loss"). Except as provided herein, once the Minimum Loss has been exceeded in respect of a party, the party who suffered Costs in excess of the Minimum Loss shall be entitled to recover all Costs. In addition, except as provided herein, after such party has recovered all Costs, it shall be entitled to recover any future Costs which it may thereafter suffer without regard to the Minimum Loss limitation. Notwithstanding anything contained in the Article 6 to the contrary, Shareholders shall only be required to indemnify the CSA Indemnitees and the CSA Indemnitees shall only be entitled to recover Costs from Shareholders which in the aggregate are equal to or less than Three Million and No/100 Dollars ($3,000,000.00).


     6.5. Survival of Representations and Warranties. All representations and
          ------------------------------------------
warranties herein or in any Schedule, any Exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto shall be deemed to have been relied upon by the other party, and, except as provided in paragraph (b) below, shall survive the execution and delivery of this Agreement and the Merger and payment therefor until May 31, 2001 (the "Cut-Off Date"). Except as provided in this paragraph below, no claim of misrepresentation or breach of any representation or warranty may be made by any party hereunder unless notice of such claim is given to the party claimed against on or before the Cut-Off Date. In addition, no claim for a breach of an agreement, covenant or undertaking contained herein may be made by any party hereunder unless notice of such claim is given to the party claimed against before the Cut-Off Date. The representations and warranties made in Section 3.1(o) (Taxes) shall survive the execution and delivery of this Agreement and the Merger and payment therefor until the expiration of the time period which is prescribed by the applicable federal, state or local statute of limitations with respect to which a third party may make a claim relating to such matters.


     6.6. Exclusive Remedy. After the Closing, to the extent permitted by law,
          ----------------
the indemnities set forth in this Article 6 shall be the exclusive remedy of CSA and CSH for any misrepresentation or breach of warranty contained in Section 3.1 or 3.2 of this Agreement.




                                   ARTICLE 7

                                    GENERAL
                                    -------

     7.1. Notices. All notices, requests, demands, waivers and other
          -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

          (a)  if to TIL or Shareholders, to them at:

               100 East Nasa Road, Suite 206
               Webster, Texas 77598
               Attn: Mr. Yves Le Bihan

               with a copy to:

               Gardere, Wynne, Sewell & Riggs, L.L.P.
               1000 Louisiana, Suite 3400
               Houston, Texas 77002
               Attn: Ms. Rachel Hanson Le Bihan

          (b)  if to CSA or CSH, to them at:

               Careside, Inc.
               6100 Bristol Parkway
               Culver City, CA 90320
               Attention:  W. Vickery Stoughton

               with a copy to:

               Pepper Hamilton LLP
               3000 Two Logan Square
               Eighteenth & Arch Streets
               Philadelphia, PA  19103-2799
               Attention:  Julia D. Corelli, Esquire

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of delivery unless mailed, in which case it shall be deemed given on the third business day after the mailing thereof. Notwithstanding the foregoing, a notice of a change of address shall be effective only upon receipt thereof.

     7.2. Entire Agreement. This Agreement and the Schedules, Exhibits and
          ----------------
Collateral Documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.


     7.3. Binding Effect; Benefit; Assignment. This Agreement shall inure to the
          -----------------------------------
benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns and other than CSA

Indemnitees and TIL Indemnitees (to the extent provided in Article 6), any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing contained herein shall restrict CSA from granting a security interest in its rights hereunder to any third party providing it with financing.


     7.4. Amendment and Modification. Subject to applicable law, this Agreement
          --------------------------
may be amended, modified and supplemented in writing by the parties hereto in any and all respects after the Effective Time by the Board of Directors of CSA and CSH or officers of CSA and CSH authorized by each of their respective Board of Directors, and by Shareholders.


     7.5. Further Actions. Each of the parties hereto agrees that, subject to
          ---------------
its legal obligations, it will use its best efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.


     7.6. Headings. The descriptive headings of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.


     7.7. Counterparts; Exchange of Signature Pages by Telecopier. This
          -------------------------------------------------------
Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by exchange of signature pages transmitted via telecopier with the same force and effect as if original signatures on such pages were exchanged.


     7.8. Applicable Law. This Agreement and the legal relations between the
          --------------
parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.


     7.9. Severability. If any term, provision, covenant or restriction
          ------------
contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                                   ARTICLE 8

                                  DEFINITIONS
                                  -----------

          As used herein, the following capitalized terms have the meaning set forth below:

          8.1. "Books and Records" means all files, documents, instruments, papers, books and records relating to the business of TIL, including (without limitation) financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, Contracts, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          8.2. "Material Adverse Effect" means an event, fact or circumstance, or series of related events, facts or circumstances which, individually or in the aggregate with all such events, facts or circumstances, results or could result in a material adverse effect on business, financial condition, results of operations, cash flows or prospects of a particular Person or group of Persons.

          8.3. "Person" means any natural person, sole proprietorship, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust, or any other entity or organization, including any governmental entity.

          8.4. "Required Consents" means any and all permits, licenses, waivers, consents or approvals from any government entity, other parties to Contracts, licenses and other instruments necessary to consummate the transactions contemplated hereby and by any Exhibit hereto, including the transfer to the Surviving Corporation of all of the benefits under all Contracts, licenses and permits.

          IN WITNESS WHEREOF, each of CSA, CSH, TIL and Shareholders have executed this Agreement and Plan of Merger as of the date first above written.


                         CARESIDE, INC.


                         By: /s/ James R. Koch
                            _________________________________
                            Name:  James R. Koch
                            Title: Chief Financial Officer

                         CARESIDE HEMATOLOGY, INC.


                         By: /s/ James R. Koch
                            _________________________________
                            Name:  James R. Koch
                            Title: Chief Financial Officer



                             [EXECUTIONS CONTINUED]

                         TEXAS INTERNATIONAL LABORATORIES, INC.


                         By: /s/ Yves Le Bihan
                            ---------------------------------
                            Name: Yves Le Bihan
                            Title: President

                          /s/ Yves Le Bihan
                         ------------------------------------
                         Yves Le Bihan

                         /s/ Jean Yves Le Bihan
                         ------------------------------------
                         Jean Yves Le Bihan